Exhibit 3(i)

Article Fourth: The Corporation shall be authorized to issue two classes of stock outstanding, consisting of five hundred million (500,000,000) shares of Common Stock, par value $0.00001 per share, and five million (5,000,000) shares of Preferred Stock, par value $0.01 per share.

The number of authorized shares of stock of any class may be increased or decreased (but not below the number of shares thereof then outstanding) by an affirmative vote of the holders of a majority of the stock of the corporation entitled to vote pursuant to the provisions of the Delaware General Corporation Law and the Corporation’s By Laws. The Preferred Shares shall be issued from time to time in on or more series, with such distinctive serial designations and rights as shall be stated and expressed in the resolution or resolutions providing for the issue of such shares as adopted by the Board of Directors in its sole discretion; the Board of Directors are authorized to fix the annual rate or rates of dividends for the particular series, the dividend payment dates for the particular series, and the date from which dividends on all shares of such series issued prior to the effective date for the first dividend payment shall be cumulative, the redemption price or prices for the particular series, the voting powers of the particular series, the rights, if any, of holders of the particular series to convert the same into shares of any other series or class or other securities of the Corporation, with any provisions for subsequent adjustment of such conversion rights, the rights, if any, of the particular series to participate in distributions or payments upon liquidation, dissolution, or winding up of the Corporation, and to classify or reclassify any unissued preferred shares by fixing or altering from time to time, any of the foregoing rights, privileges or qualifications.

All of the preferred shares of any one series shall be identical with each other in all respects, except that the shares of any one series issued at different times may differ as to the dates from which dividends thereon shall be cumulative; and all preferred shares shall be of equal rank, regardless of series, and shall be identical in all respects except as to the particulars fixed by the Board of Directors in its sole discretion as hereinabove provided or as fixed herein.